Exhibit 99.2

New Era Energy & Digital Partners with Primary Digital Infrastructure to Co-Develop Up to 1+ Gigawatt Hyperscale Data Center Campus in Texas

MIDLAND, Texas--(BUSINESS WIRE)--New Era Energy & Digital, Inc. (Nasdaq: NUAI) (“New Era” or the “Company”), a developer and operator of next-generation digital infrastructure and integrated power assets in the Permian Basin, today announced it has partnered with Primary Digital Infrastructure, an independent data center investment platform, to co-develop Texas Critical Data Centers (“TCDC”). The parties will co-sponsor the project and jointly bring deep institutional expertise in energy, data center development, and institutional asset management to the approximately one-gigawatt-plus hyperscale campus. Located in Ector County, TCDC is being engineered specifically to support the next generation of hyperscale compute needs. The campus will feature both grid and behind-the-meter power generation solutions with significant future expansion potential.

E. Will Gray II, CEO of New Era Energy & Digital, commented: “The formation of our partnership with Primary Digital is a watershed moment for New Era Energy & Digital and a powerful validation of our vision. Their team’s unparalleled track record, from developing global data center portfolios to financing multi-billion dollar projects, provides the critical expertise required to execute a development of this scale. This partnership is instrumental in bringing the TCDC project to its final completion. We remain on track to sign a hyperscale anchor tenant in line with our previous guidance, and we believe this development will deliver significant and durable value to our NUAI shareholders and project stakeholders.”

As lead capital partner and co-sponsor, Primary Digital Infrastructure brings a comprehensive execution strategy to the TCDC hyperscale campus. Leveraging deep relationships with the world’s leading cloud and AI companies, the firm is well positioned to secure a hyperscaler anchor tenant for the project’s initial phase, located near Odessa, Texas. Simultaneously, Primary Digital Infrastructure’s capital-markets expertise will be instrumental in structuring and arranging the complex financing required for a project of this magnitude. This financial stewardship, combined with the team’s proven experience in delivering mission-critical data center facilities, provides a clear roadmap for the timely and on-budget completion of the campus, systematically de-risking the development from conception to commercial operation.

“The next wave of hyperscale and AI infrastructure is being built where power is abundant, flexible, and economically advantaged. This tactical co-development project exemplifies that shift while aligning with our strategy of building portfolios of high quality, risk-mitigated data center assets that are critical to tomorrow’s digital economy,” said Bill Stein, executive managing director and chief investment officer at Primary Digital Infrastructure. “With an experienced, well-capitalized partner like New Era, together we will deliver a strategically located, hyperscale-ready campus that is designed to meet the demands of investment grade tenants seeking reliable solutions for their advanced computing needs.”

Today’s news builds upon Primary Digital Infrastructure’s continued capital strategy and deal momentum, including its previously announced flagship initiative within the Stargate program, a $15 billion joint venture with Crusoe Energy Systems and Blue Owl Capital Corporation (NYSE: OWL) to develop a 1.2-gigawatt AI data center campus in Abilene, Texas. Among the largest AI-focused data center developments in the United States, the campus has secured more than $11.6 billion in combined debt and equity financing, underscoring the firm’s ability to attract and deploy institutional capital at scale.

About New Era Energy & Digital, Inc.

New Era Energy & Digital, Inc. (Nasdaq: NUAI) is a developer and operator of next-generation digital infrastructure and integrated power assets. With a growing portfolio of strategically located, vertically integrated resources including powered land and powered shells, the Company delivers turnkey solutions that enable hyperscale, enterprise, and edge operators to accelerate data center deployment, optimize total cost of ownership, and future-proof its infrastructure investments. For more information, visit: www.newerainfra.ai, and follow New Era Energy & Digital on LinkedIn and X.

About Primary Digital Infrastructure

Primary Digital Infrastructure is an investment platform that accelerates the growth of hyperscaler and AI-driven data centers. Founded by industry pioneers Bill Stein, David Ferdman, Peter Hopper, and John Sheputis, Primary Digital Infrastructure provides flexible capital solutions to premier data center owners and operators— including recapitalizations, outright acquisitions, and forward takeouts. The firm empowers operators to unlock capital, fuel expansion, and meet the rising demand for next-generation digital infrastructure. To learn more, visit https://primaryinfra.com/ and follow Primary Digital Infrastructure on LinkedIn.

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Contacts

New Era Energy & Digital, Inc. Investor and Media Contact:
Investor Relations

Email:
Tel +1 475 477 9401

Primary Digital Infrastructure Media Contact:
Carol Hickins
Public Relations
Email: